UNITED STATES

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WASHINGTON, D.C. 20549

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Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

DEEP TRACK CAPITAL, LP

DAVID KROIN

BRETT A. ERKMAN

JEFFREY S. FARROW

MICHAEL MULLETTE

DONALD J. SANTEL

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Deep Track Capital, LP a Delaware limited partnership (“Deep Track”), together with the other participants named herein (collectively the “Participants”), issued the following press release and open letter to shareholders (collectively the “Materials”) related to Dynavax Technologies Corporation, a Delaware corporation (the “Company”). Deep Track or its fellow Participants may disseminate the materials from time to time.

Deep Track Capital Nominates Four Highly Qualified Candidates for Election to

Dynavax Technologies’ Board of Directors at 2025 Annual Meeting

Issues Letter to Fellow Shareholders Detailing Why Truly Independent Voices – Including a Shareholder Representative – Are Needed in the Dynavax Boardroom

Highlights Concerns that Company’s Misguided Acquisition Strategy Will Destroy Value and Prevent Dynavax from Maximizing the Benefit of Heplisav for Shareholders and Patients

In Deep Track’s View, Focusing on Heplisav Could Result in Nearly $2 Billion of Cash Being Returned to Shareholders by the End of 2030

Details Board’s Poor Governance, Reactive Entrenchment Maneuvers, and Unwillingness to Work Constructively

Believes Its Slate of Director Nominees Would Collectively Bring Valuable Shareholder Perspective and Independence as Well as Necessary Life Sciences Background, Capital Allocation Experience and Operational Expertise to the Dynavax Board

Greenwich, CT, February 19, 2025 – Deep Track Capital, LP, (together with its affiliates, “Deep Track” or “we”), one of the largest shareholders of Dynavax Technologies Corporation (NASDAQ: DVAX) (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 13.53% of the Company’s outstanding shares, today announced that it has nominated four highly qualified candidates for election to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). Deep Track also issued a public letter to its fellow DVAX shareholders.

The full text of the letter follows:

February 19, 2025

Dear Dynavax Shareholders,

Deep Track Capital, LP (together with its affiliates, “Deep Track” or “we”) is one of the largest shareholders of Dynavax Technologies Corporation (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 13.53% of the Company’s outstanding shares.

Our firm manages over $4 billion on behalf of our investors, which include numerous healthcare organizations and non-profits, and we focus exclusively on investing in the life sciences space. Since the firm’s inception in 2021, we have directly invested billions of dollars into more than one hundred companies to advance the development of novel therapies. The senior members of Deep Track first purchased shares of Dynavax in a financing nearly 15 years ago1 to support the development of Heplisav, a best-in-class adult vaccine for hepatitis B. As a firm, we have continued to steadily build our position in the Company and, in fact, have purchased shares every quarter from Q4 2022 through Q4 2024 – demonstrating our conviction in Dynavax’s potential.

[1]	Press Release, Dynavax Raises $44 Million Through Public Offering of Common Stock and Warrants

Heplisav is an extremely valuable asset positioned for many years of growth and continued cash generation that will only improve as it is further established in the marketplace. Unfortunately, the Company has not concentrated on leveraging Heplisav’s potential. Instead, it has pursued a misguided “empire-building” exercise led by the current chairman of the Board of Directors (the “Board”), Scott Myers. In fact, we believe the Board is more interested in making acquisitions that lack strategic rationale and simply burning the Company’s cash rather than investing resources into existing assets that present excellent opportunities for shareholders and patients alike.

Deep Track does not typically take active, public roles at companies. However, as a long-term and significant investor of Dynavax, we felt compelled to alert our fellow shareholders to what we perceive to be a troubling fact pattern at the Company:

•

Profits from nearly $1 billion of adjuvant sales during the pandemic have been idling on Dynavax’s balance sheet since 2022; the Company’s cash now totals $714 million[2] and the Board has increasingly directed management to spend that on external assets[3], with incentives to show opportunities to the Board and significant bonuses to be paid if a transaction is completed.

•

The Board has provided no rational support for these forceful and distracting demands on management to identify strategic assets to acquire, leading us to suspect the underlying motivation is empire building rather than maximizing shareholder returns.

•

We remain deeply concerned that Dynavax will not only squander its substantial and growing cash balance on an ill-advised acquisition but also jeopardize future profitability and rob shareholders of the immense opportunities to be realized by focusing on Heplisav.

Deep Track’s Attempts at Constructive Engagement and the Board’s Reactive Entrenchment Moves

To be clear, we attempted to engage with Company leadership privately for many months. When we initially filed a Form 13D with the Securities and Exchange Commission on September 16, 2024, we indicated our intent to have constructive discussions with the Dynavax management team and Board about the Company’s performance, business, operations, strategic opportunities, governance and optimal use of excess cash. In the context of this engagement, we urged the Board to take four straightforward steps to protect and maximize value for shareholders:

1.	Abandon the search for external assets, which is now well into the fourth year;

2.	Significantly increase the size of the share repurchase program;

[2]	Press Release, Dynavax Announces Preliminary Unaudited Fourth Quarter and Full Year 2024 Financial Highlights
[3]	Page 42, DVAX 2024 Proxy Statement

3.	Execute a tax-advantaged return of capital against the Company’s accumulated $910 million deficit; and

4.	Focus exclusively on growing Heplisav into a must-own asset for any large pharma company with a vaccine portfolio.

Unfortunately, after months of discussions, including numerous meetings that led nowhere, it has become clear that the Board at Dynavax is more interested in entrenchment and pursuing its misguided strategy than delivering for shareholders. In fact, the Board has taken steps to limit the rights of shareholders in response to our engagement and made only perfunctory moves to appear shareholder-friendly by “checking the box” with some governance reforms. Below are three recent notable examples:

•

Poison pill: Five days after we amended our 13D filing on October 24, 2024 to show an ownership position of 13.6%, the Board adopted a poison pill to effectively limit any shareholder to a stake no larger than 15%. This is a shareholder-unfriendly maneuver and prevents us – and any other potential investors – from expressing additional conviction about the Company’s potential.

•

Reactive share buyback: Two weeks after our amended 13D filing, the Board announced a $200 million share repurchase – something we (and we believe many others) had long implored the Company to do, but that only occurred after we publicly surfaced.

•

Reactive changes to Board composition: Last month, Dynavax announced two director replacements in an obvious entrenchment attempt following our engagement. Dynavax touted that these moves would “enhance [their] governance profile.” While these appointments may check certain boxes, it is hardly obvious to us just how they will improve the governance deficiencies at the Company. These appointments appear to be intended to “not rock the boat” with independent voices, given that Mr. Myers is simply swapping out one of his former fellow directors at Harpoon Therapeutics (Julie Eastland, who was also CEO of that Company) for another former Harpoon director (Lauren Silvernail)[4].

Nevertheless, Deep Track has continually attempted to negotiate in good faith to bring real change. We proposed three director candidates to the Board; we then exhibited flexibility and proposed a single nominee combined with three shareholder-friendly changes: removal of the poison pill, doubling the share repurchase to $400 million, and fully declassifying the Board after the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). This proposal was also rejected. The disappointing engagement with the Board has led us to conclude that the only way to effect meaningful change is to bring our case to all shareholders.

[4]	Press Release, Harpoon Therapeutics Appoints Lauren Silvernail to Board of Directors

The Board’s Misguided Strategy Has Failed to Deliver for Shareholders

Shares of DVAX have not performed under this regime. Over any relevant period of time, returns have been disappointing:

Event	Date	DVAX Then	DVAX Since*
IPO	2/18/2004	$75.00	-82.7%
Heplisav approval	11/9/2017	$20.05	-35.5%
Board chair appointed	10/21/2021	$18.85	-31.4%

*	As of market close on February 18, 2025

Total shareholder returns (“TSR”) have also been poor, both on a standalone basis and as measured against the Nasdaq Biotechnology Index.

DVAX Total Shareholder Return

	1-Year Through Unaffected Date**	Chairman Tenure* Through Unaffected Date**	Chairman Tenure Through Present
DVAX	-24.6%	-42.9%	-31.4%
Nasdaq Biotechnology Index	24.6%	-2.9%	-5.9%
Relative TSR:
DVAX vs. Nasdaq Biotechnology Index	-49.3%	-40.0%	-25.5%

Source: Bloomberg

*	Scott Myers was elected Chairman on Oct. 21, 2021
**	Deep Track filed its amended Schedule 13D on Oct. 24, 2024

This performance is extremely disappointing for a company that is growing sales at 26% annually and, we believe, reflects deep investor concern about future value creation and poor capital allocation decisions. In defense of its acquisition strategy, the Board and management team contend that buying external assets is critical because they believe Heplisav revenue will flatten after 2030. We see three problems with this argument:

1.

First, it is a cop out and underestimates the potential of Heplisav. Instead of fully committing to Heplisav – a best-in-class vaccine unlikely to ever face generic competition – they are hedging their bets. Shareholders need this management team and Board to be fully behind their most valuable asset. Even when sales do eventually flatten (and we can hardly predict when; the “2030” estimate provided by the Company could easily be many years later), margins will continue to improve as Heplisav becomes firmly established as the standard of care.

2.

Second, Dynavax has nothing to show for its strategy despite spending years looking for external programs. The Board first put goals into place for management to acquire assets[5] in 2021; the following year, management was tasked[6] with completing a “comprehensive assessment and defined strategy for inorganic growth by the third quarter of 2022,” and in 2023, the Board directed management to “present comprehensive evaluation of at least three late-stage/commercial opportunities to the Strategic Advisory Committee[7].” To date, these efforts have yielded nothing, and we believe continuing this effort will only further distract management from growing Heplisav.

3.

Third, the key focus of the Company’s commercial efforts is in the retail pharmacy channel. There are only a finite number of complementary vaccines that would make any financial or strategic sense to promote next to Heplisav, and Dynavax does not have the financial wherewithal to acquire any of them. Management has indicated they are not willing to take on clinical risk when purchasing external assets, leaving a very small pool of vaccines – none of which will come close to matching the rate of return offered by Heplisav and DVAX shares at these levels.

Should the current Board and their diversification strategy be allowed to continue, the downside risk to DVAX shares is significant. We are highly concerned the Board will act out of desperation, spending the Company’s cash and increasing future operating expenses to satisfy a corporate goal that is completely unnecessary.

Heplisav Represents Significant Value for Dynavax

Dynavax developed the best-in-class adult vaccine for hepatitis B, a disease with no cure and potential serious consequences including liver cancer. We expect sales of Heplisav to grow steadily as the Company increases market share and more adults are vaccinated as part of the universal recommendation instituted by the Centers for Disease Control and Prevention in 2022. This makes Heplisav an incredibly valuable asset, particularly as there is no patent “cliff” to worry about. This is very likely to be a multi-decade annuity with significant profitability.

Based on the Company’s own long-term sales guidance and consensus numbers, we estimate Heplisav will generate well over $1 billion of cash through 2030. Combined with $714 million of cash at the end of 2024, we believe this translates into $2 billion of cash that can be returned to shareholders by the end of 2030 – greater than the fully diluted market capitalization today, including the convertible note due May 2026 – while still retaining full ownership of Heplisav economics in the post-2030 period. With renewed focus on Heplisav, we are confident additional value could be unlocked. The Company could also consider exploring potential opportunities such as monetizing royalties, borrowing at a favorable cost of capital to return even more money to shareholders, or, at the appropriate time, an outright sale to tuck Heplisav into a larger vaccine portfolio. Of course, any such path would have to be carefully evaluated to ensure it would provide shareholders with the ability to capture optimal value as opposed to a standalone strategy. Regardless of how it occurs, we believe that putting capital back into the hands of shareholders so that it may be redeployed into other innovative projects will do far more to advance drug development than keeping cash parked indefinitely on the Dynavax balance sheet.

[5]	Page 40, DVAX 2022 Proxy Statement
[6]	Page 26, DVAX 2023 Proxy Statement
[7]	Page 42, DVAX 2024 Proxy Statement

Shareholder-Driven Change is Urgently Needed

Dynavax shareholders deserve a Board and a management team that is all-in on Heplisav and fully aligned with investors. Our numerous interactions with the Board over the last several months have made it clear that neither is the case. During our attempt to engage with Dynavax, we have grown significantly more troubled with this team and have several objective reasons for concern:

•	Not one of the Board members up for election this year, including the chairman, has purchased a single share of DVAX stock on the open market.

•

Besides serving as the chairman of DVAX, Mr. Myers also serves as the chairman of three other companies (Zentalis (NASDAQ: ZNTL), Umoja and Convergent Therapeutics). We are deeply concerned that four simultaneous chairmanships have left Mr. Myers stretched too thin. Even with a partial year in 2021, Mr. Myers has earned an average of $440,226 annually over the last three years as the chairman of Dynavax. We have no issue paying for performance, but this level of compensation does not square with a -31% decline in DVAX shares since he joined the Company. Further, Mr. Myers’ transactional experience in negotiating sales of distressed assets is of limited relevance to Dynavax’s acquisition strategy.

•

Instead of allowing shareholders to vote for the entire Board at every annual meeting, Dynavax uses a “staggered” or “classified” Board structure. In response to our criticism of this poor governance practice, the Company announced last month that they would seek approval to declassify the Board at the upcoming Annual Meeting – but only over the course of years, with the full effect not taking place until 2028.

Our Solution – A Truly Refreshed Board

To help catalyze critical improvements at Dynavax, we are seeking to elect four highly qualified director candidates at the Annual Meeting. Our nominees will bring the expertise, owner’s mindset, and skillsets required to protect the interests of all shareholders, maximize the long-term value of Dynavax’s assets, and help eliminate hepatitis B. Given the Board’s classified structure and the unevenness of the classes – with only two directors (including the Company’s CEO) up for election in 2026 – we believe it is critical that shareholders have a real choice of candidates for all four seats in this year’s class. In our view, the Board’s unwillingness to compromise, coupled with the urgency of addressing the risk that the Company squanders its cash, warrants this level of change.

Deep Track’s director candidates include:

1.

Brett Erkman: a Managing Director at Deep Track Capital. Mr. Erkman has spent the last twenty years investing in biotechnology companies and will bring a much needed (and the only) perspective of a large shareholder to the Board – something that is sorely lacking and would be highly valuable in the boardroom. Mr. Erkman’s first investment in Dynavax dates back to April 2010, giving him an extraordinary long-term perspective on the value of Heplisav.

2.

Jeffrey Farrow: the Chief Financial Officer at Tarsus Pharmaceuticals (NASDAQ: TARS). Mr. Farrow was also the CFO at Global Blood Therapeutics, Inc. (formerly NASDAQ: GBT; sold to Pfizer for $5.4 billion), ZS Pharma, Inc. (formerly NASDAQ: ZSPH; sold to AstraZeneca for $2.7 billion), and Hyperion Therapeutics (formerly NASDAQ: HPTX; sold to Horizon Pharma plc for $1.1 billion).

3.

Michael Mullette: the interim Chief Executive Officer at Lykos Therapeutics. Mr. Mullette was previously the Vice President of North American Commercial Operations at Moderna, Inc. (NASDAQ: MRNA) and spent nearly twenty years at Sanofi (NASDAQ: SNY) in a variety of positions including senior roles in global commercial operations.

4.

Donald Santel: the former President and Chief Executive Officer of Hyperion Therapeutics (formerly NASDAQ: HPTX), which developed and brought Ravicti to market for urea cycle disorders and was ultimately acquired by Horizon Pharma in 2015. Prior to Hyperion, Mr. Santel was the Chief Executive Officer of CoTherix (formerly NASDAQ: CTRX), which developed Ventavis for pulmonary arterial hypertension and was acquired by Actelion in 2006.

Fortunately, shareholders can make their voices heard at the upcoming Annual Meeting. Dynavax deserves better than the status quo, and shareholders can be assured that our nominees will put shareholder interests first. Our interests have always been – and continue to be – directly aligned with those of all shareholders. We look forward to communicating further in the weeks to come.

Regards,

David Kroin

Founder and Chief Investment Officer, Deep Track Capital LP

APPENDIX: NOMINEE BIOGRAPHIES

Brett Erkman

Since October 2022, Brett Erkman has served as a Managing Director of Deep Track Capital, an investment firm focused on the life sciences.

Prior to Deep Track, he was a biotechnology investor at Great Point Partners from October 2006 through April 2022.

Previously, Mr. Erkman was a sell side associate at ThinkEquity Partners and a financial analyst at Abbott Laboratories. Mr. Erkman holds a B.S. in Finance from DePaul University.

Jeffrey Farrow

Jeffrey Farrow has served as Chief Financial Officer and Chief Strategy Officer of Tarsus Pharmaceuticals, Inc. since April 2023. Mr. Farrow also serves as a board member of Clover Biotherapeutics, a position he has held since September 2021.

Mr. Farrow previously served as Chief Financial Officer of Global Blood Therapeutics, Inc., a biopharmaceutical company, from April 2016 until December 2022 when it was acquired by Pfizer. At Global Blood Therapeutics, he was part of the team responsible for the successful regulatory approval and commercial launch of Oxbryta for the treatment of sickle cell disease.

Prior to that, Mr. Farrow served as chief financial officer of ZS Pharma, Inc., a biopharmaceutical company, which was acquired by AstraZeneca in December 2015. Prior to ZS Pharma, he served as the chief financial officer at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 which was acquired by Horizon Therapeutics in May 2015. He previously served as vice president of finance at Evotec AG, a drug discovery and development company.

Prior to Evotec, Mr. Farrow served as vice president of finance and chief accounting officer at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG. Earlier in his career, Mr. Farrow spent seven years working in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University at Fullerton and is a certified public accountant (inactive).

Michael Mullette

Michael Mullette is an experienced drug development and commercialization professional with decades of experience growing businesses.

Mr. Mullette has most recently been serving as interim CEO of Lykos Therapeutics since September 2024 and Chief Operating Officer since March of 2022. Before that, Mr. Mullette served as vice president of North America commercial operations for Moderna from July 2020 to March 2022, where he oversaw commercialization of the company’s COVID-19 vaccine during the height of the COVID-19 pandemic.

Before Moderna he spent almost 20 years with Sanofi working in commercial, business development, operations, strategy, planning, marketing and sales in roles of increasing levels of responsibility in the US, France, Australia, Japan, and Canada. Mike earned his Bachelor of Business Administration from Villanova University and an M.B.A. from Lehigh University.

Donald Santel

Donald Santel currently serves as chairman of the board of a private biotechnology company, Tentarix Biotherapeutics, since March 2022, as an independent director of private biotechnology company, Inograft Biotherapeutics, since December 2023 and independent director of private biotechnology company March Therapeutics since August 2024. Since January 2023, he has served on the board of Aerovate Therapeutics, a public biotechnology company (NASDAQ: AVTE).

He previously served as Chief Executive Officer of Hyperion Therapeutics (Nasdaq GM: HPTX) from June 2008 until the sale of the company to Horizon Pharma (Nasdaq: HZNP) for $1.1B in May 2015.

Previously, Mr. Santel was the Chief Executive Officer of CoTherix, Inc., (Nasdaq: CTRX) from January 2000 through its sale to Actelion for $419M in January 2007. Prior to joining CoTherix, Mr. Santel was employed by several medical device companies, including Cardiac Pathways Corporation (acquired by Boston Scientific) and Medtronic, Inc.

Mr. Santel holds an M.S. in electrical engineering from the University of Minnesota and a B.S.E. in biomedical engineering from Purdue University.

About Deep Track Capital

Deep Track Capital is a Greenwich, Connecticut-based investment firm focused exclusively on the life sciences industry. We develop long term partnerships with management teams of leading innovative public and pre-IPO biotechnology companies. In addition to capital, we seek to invest our time and expertise, while leveraging our network for the benefit of our partners. We aim to lead transactions while building large syndicates, and also to invest in rounds led by other qualified investors.

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf

+1 212-750-5833

Media Contact

Longacre Square Partners

deeptrack@longacresquare.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Deep Track Capital, LP (“Deep Track”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward looking statements should not be regarded as a representation by Deep Track that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Deep Track does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Deep Track disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Deep Track and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 annual stockholders meeting (the “2025 Annual Meeting”) of Dynavax Technologies Corporation, a Delaware corporation (“DVAX”). Promptly after filing its definitive proxy statement with the SEC, Deep Track will furnish the definitive proxy statement and accompanying WHITE universal proxy card to some or all of the stockholders entitled to vote at the 2025 Annual Meeting.

The participants in the proxy solicitation are Deep Track, Deep Track Biotechnology Master Fund, Ltd. (the “Record Stockholder”), David Kroin (all of the foregoing persons, collectively, the “Deep Track Parties”), Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel (such individuals, collectively with the Deep Track Parties, the “Participants”).

As of the date hereof, the Deep Track Parties beneficially own an aggregate of 17,791,486 shares (the “Deep Track Shares”) of the common stock, par value $0.001 per share, of DVAX (the “Common Stock”). The Deep Track Shares collectively represent approximately 13.53% of the outstanding shares of Common Stock based on 131,454,561 shares of Common Stock outstanding as of November 5, 2024 as reported in DVAX’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Each of the Deep Track Parties may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Deep Track Shares. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

DEEP TRACK STRONGLY ADVISES ALL STOCKHOLDERS OF DVAX TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, AND OTHER PROXY MATERIALS WHEN FILED BY DEEP TRACK WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20th FLOOR, NEW YORK, NY 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (877)-687-1865)